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For Immediate Release:


MESABA AIRLINES AND NORTHWEST AIRLINES ANNOUNCE NEW AIRLINK
AGREEMENT

     Minneapolis/St.Paul, June 4, 1997-- Mesaba Airlines and its marketing partner Northwest Airlines, announced today that they have reached agreement on a long-term contract for Mesaba to continue operating as Northwest Airlink. The Memorandum of Understanding (MOU) includes the incorporation of all Airlink flying out of Northwest's Minneapolis/St.Paul hub under Mesaba effective August 1, 1997. Express Airlines I, Inc. (Express) will continue to operate as Northwest Airlink out of Northwest's Memphis hub, allowing Express to focus on product improvements and growth plans for the hub. With the additional flying, Mesaba will offer over 130 daily departures to 42 cities out of Minneapolis/St. Paul, a significant increase from its present level of operations.

    To ensure a seamless transition and smooth operations for Northwest Airlink customers in Minneapolis/St. Paul, Mesaba will lease aircraft and crews from Express for approximately six months. In addition, the airline will offer employment to all Express personnel based in Minnesota in accordance with Mesaba's hiring criteria.

     The MOU continues the existing revenue methodology whereby Northwest will purchase all of Mesaba's available seat miles at a pre-determined rate. The agreement also provides Mesaba with additional revenue based upon the number of revenue passengers enplaned. As consideration for the additional flying, Mesaba will issue Northwest a warrant to purchase 880,000 shares of Mesaba Holdings, Inc. common stock at an exercise price of $14.125 per share. Both Mesaba and Northwest anticipate that the terms of the MOU will be incorporated into the final, ten year ASA, which is expected to be executed on or before June 30, 1997.

     Mesaba Holdings, Inc., the parent company of Mesaba
Airlines, operates as a Northwest Airlink affiliate under a code-sharing agreement with Northwest Airlines. Currently, Mesaba Airlines serves 67 cities in 16 states and Canada from its two hubs at Minneapolis/St. Paul and Detroit Metro
International Airports. The carrier operates a fleet of 60 prop-jet aircraft. The company is planning to place its first two of twelve Avro RJ85 jets into service on June
6,1997. Mesaba Holdings, Inc. is traded under the symbol
MAIR on the NASDAQ National Market.

For more information please contact: Warren R. Wilkinson, Mesaba Airlines 612-725-4915 or Northwest Airlines Media
Relations at 612-726-2331.  Or visit Mesaba's website at:
www.mesaba.com or Northwest Airlines Website: www.nwa.com